Exhibit 99.2

Management’s Discussion and Analysis of Financial Condition and Results of Operations Introduction

The following discussion should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this report. This discussion contains forward-looking statements about our business as of May 10, 2004. These statements are based on then-current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors discussed in “Cautionary Statement on Forward Looking Statements” contained in our 2003 Annual Report on Form 10-K and in our other filings with the SEC.

     The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) has been revised solely to reflect certain businesses as discontinued operations in the Company’s consolidated financial statements for all periods presented. The MD&A presented herein makes no other changes to the MD&A previously presented in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.

     This report does not purport to update the MD&A included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, for any information, uncertainties, transactions, events, risks, or trends occurring, or known to management, other than as described above.

     The information contained in this current report should only be used together with the other information contained in our 2003 Annual Report on Form 10-K filed on March 15, 2004, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004, filed with the SEC on May 10, 2004 and August 16, 2004, respectively, and other information filed with, or furnished to, the SEC after May 10, 2004.

     Service Corporation International (SCI or the Company) is the world’s largest provider of funeral and cemetery services. At March 31, 2004, we operated 1,244 funeral service locations, 412 cemeteries and 144 crematoria located in seven countries. Of these locations, five funeral homes, seven cemeteries and two crematoria were classified as discontinued at March 31, 2004. We also have minority interest equity investments in funeral and cemetery operations in the United Kingdom and France. For the quarter ended March 31, 2004, our North America operations represented approximately 77% of our consolidated revenues and 88% of consolidated gross profits.

     Our funeral and cemetery operations are organized into a North America division covering the United States and Canada, and a Foreign division relating to operations primarily in South America and the Pacific Rim. Our operations in the North America division are organized into 32 major markets and 44 middle markets. Each market is led by a market director with responsibility for funeral and cemetery operations, as well as preneed sales. Within each market, the operational facilities realize efficiencies by sharing common resources such as personnel, preparation services and vehicles. There are three market support centers in North America to assist market directors with financial, administrative and human resource needs. These support centers, commonly referred to as “hubs,” are located in Houston, New York and Los Angeles. The primary functions of the market support centers are to help facilitate the execution of corporate strategies, coordinate communications between the field and corporate offices and serve as liaisons for implementation of policies and procedures.

Strengths and Challenges

SCI is the leading provider of funeral, cremation and cemetery services in North America. While there are three other publicly-traded companies that operate in our industry, we have more physical locations and serve more consumers than the rest of the public peer group combined. With that said, the industry remains highly fragmented. We estimate that these three public companies and SCI combined generate approximately 20% of total industry revenues, with the other 80% generated by independent funeral and cemetery operators. In 2000, we launched the first national branding strategy in the funeral service industry in North America under the name Dignity Memorial®. While this branding process is intended to emphasize our seamless national network of funeral service locations and cemeteries, the original names associated with acquired locations generally remain the same. For example, Geo. H. Lewis & Sons Funeral Directors is now Geo. H. Lewis & Sons Funeral Directors, a Dignity Memorial® provider. We believe SCI is the only company in our industry to successfully implement a national brand. We believe that a national brand gives us a competitive advantage and is discussed further in our strategies for growth described below.

     Our core business can be characterized as stable, reflective of favorable demographics and relatively predictable revenue and cash flow streams that are further enhanced by a large backlog of deferred revenues associated with North America preneed funeral and cemetery sales. This backlog of future revenues is primarily supported by investments in trust funds or third party insurance companies.

     We and others in the industry face certain challenges in growing revenues. The primary external factors impacting revenue growth are a lack of near-term growth in the number of deaths and an increasing trend toward cremation. Although the United States Census Bureau projects that the numbers of deaths will grow between 0.7% and 0.8% annually through 2010, modern advances in medicine and healthier lifestyles could reduce the numbers of deaths during this time.

     In North America, social trends, religious changes, environmental issues and cultural preferences are driving an increasing preference for cremation. SCI is the largest provider of cremation services in North America where approximately 39% of the total funeral services we perform are cremation services as compared to the national average of approximately 30%. Our cremation mix is greater due to the high concentration of properties we own along the west coast of the United States, Florida, and Arizona where cremation rates exceed 45%. The rate of cremation in North America has been increasing approximately 100 to 150 basis points each year and we expect this trend to continue in the near term. A cremation service historically has generated less revenues and gross profit dollars than a traditional funeral service. Additionally, the cremation consumer may choose not to purchase cemetery property or merchandise. We believe we are well positioned to respond to this growing trend and have experienced initial success through the use of contemporary marketing strategies and unique product and service offerings that specifically appeal to cremation consumers. See further information regarding initiatives to address cremation as part of our overall revenue growth strategy described below.

The Path to Growth

With the significant progress made in reducing debt and increasing cash flow since 1999, we believe our current capital structure affords us improved financial flexibility. Our primary focus has shifted to initiatives that will grow revenues and earnings. In the near term, we believe that cost reduction efforts will be the main means to improve earnings. We believe strategies centered on our national brand, Dignity Memorial®, and other revenue growth initiatives will provide the framework that will drive sustainable growth over the longer term.

Improving the Infrastructure

We have historically had an infrastructure that did not fully realize the inherent efficiencies in our large organization. As a result, we did not fully capitalize on the benefits of standardization, technology, process improvement and outsourcing programs. Some of the key actions taken to improve the infrastructure while reducing costs include redesigning our sales organization, improving business and financial processes, implementing new information systems, and changing the management structure. We expect to realize the benefits of these actions in 2004.

     In late 2002 and early 2003, we made significant changes to the structure and processes of the sales organization. These changes included eliminating certain lead generation programs, incentive travel programs and other inefficient sales activities and shifting to a sales model based on personal referrals and standardized professional certification, redesigning sales management compensation programs to profit-based measures from revenue-based measures and reducing sales management positions. These changes made to the sales organization were a significant driver of improved cemetery margins in 2003. Additionally, sales counselors’ compensation was historically based solely on commissions; however, in 2004 we are shifting to a compensation model whereby sales counselors can receive a portion of sales compensation through a draw with the opportunity to earn a bonus if certain sales targets are achieved.

     In 2003, we began to focus on improving business and financial processes and systems that support our North American funeral and cemetery operations. The information systems used in the field were proprietary systems developed internally. There were three separate systems (funeral, cemetery and trust administration) and the systems operated independently of each other and were costly to maintain. In 2003, we began to implement a new information system in the field that would replace the three separate contract entry systems and integrate these functions into one system. As of April 2004, the new system had been implemented in all of our funeral locations. The rollout to cemetery locations has begun and is expected to be completed by the end of the third quarter of 2004. Also during 2003, process improvement reviews resulted in our decision to outsource certain accounting functions, including accounts payable and payroll, and to change outsourcers for trust administration.

     Having simplified our sales approach and redesigned our financial, technical and administrative infrastructure, we were able to make significant changes to the field management structure in late 2003. The old management structure consisted of multiple layers and two organizations (sales and operations). The new management structure is based on a major market and middle market concept with the understanding that our markets and businesses are not all the same and can benefit from different management approaches. We eliminated the dual management organizations and now have one person responsible for each market who has the ability to lead in a multi-segment environment, who is focused on growing our business and who is committed to the Dignity Memorial® standards and brand. This single line management structure is expected to increase accountability and execution, improve communication and reduce overhead costs.

Building the Brand

SCI has implemented the first national brand in the funeral service industry called Dignity Memorial®. Internally, we are focused on ensuring that we have consistency in service standards and processes across our network of businesses. We want every customer interaction to be the standard “Dignity” interaction, which is based upon values of integrity, respect, enduring relationships and service excellence. All of our employees who interact with consumers must complete a Dignity certification process. Additionally, we are developing a comprehensive training program under the name “Dignity University” that incorporates required specific curriculum for each job type within SCI using a combination of traditional classroom, web-based courses, virtual classroom and on-the-job training for the more than 20,000 individuals that we employ in North America.

     Externally, we continue to enhance signage and local advertising efforts using the Dignity® name and logo and we also sponsor several nationally recognized community programs. In 2003, we initiated a national advertising and marketing program to build awareness of the Dignity Memorial® brand. Through broadcast and cable television, newspapers, yellow pages and direct mail media, this program focuses on the distinct benefits and values that set Dignity Memorial apart from other providers. Advertising a single brand versus hundreds of different local names has allowed us to significantly increase the effectiveness of our advertising dollars. We are now presenting a unified message of service and value that is specifically tailored to the 55-plus age group and capable of being measured to quantify its effectiveness.

     Based on our market studies, we believe today’s funeral consumers are less interested in buying traditional funeral products and more interested in creating a meaningful experience and receiving professional help to deal with the aspects of what occurs when a loved one dies. Through our Dignity® brand we are developing more contemporary and comprehensive products and services that we believe will help the consumer through the entire experience. Some of the exclusive items offered through Dignity providers include grief counseling services through a 24-hour Compassion Helpline, legal services membership, internet memorial archive capabilities through Making Everlasting Memories (www.mem.com) and the Aftercare® Planner — a comprehensive organizing system that helps families manage the many business details that arise after a death occurs. Dignity benefits also include the Bereavement Travel Program, a unique feature through which customers can obtain special rates on airfare, car rentals and hotel accommodations for family and friends who must travel from out of town to attend memorial services. Importantly, these products and services appeal to both burial and cremation consumers. We are also focusing on programs that offer consumers new ways to personalize funeral services and create meaning in the experience.

Growing Our Revenues

As described earlier, we believe improvements in our cost structure will drive near term earnings growth; however, we realize to achieve sustainable long-term growth that we must grow our revenues. We believe we can be successful in this regard by developing the Dignity® brand, listening to our consumers and developing an approach that takes our Company to new levels.

Enhancing Sales Opportunities

We believe we can grow core revenues by utilizing technology and contemporary marketing strategies to enhance our sales opportunities and strengthen the competitive advantage of our national brand, Dignity Memorial®. In this regard, particular focus is being placed on selling Dignity Memorial® packaged funeral and cremation plans, developing product differentiation within our cemeteries, and enhancing our cremation strategies.

     Our national brand name, Dignity Memorial®, also represents a unique set of packaged funeral and cremation plans offered exclusively through our network on an atneed and preneed basis. These packages are designed to simplify customer decision-making and include the unique value-added products and services described earlier which have traditionally been unavailable through funeral service locations. Our customer satisfaction index, as measured by independent surveys completed by consumers three weeks following a funeral, continues to reach record levels which we believe is largely attributable to the value and savings consumers receive when they select a Dignity package. When Dignity packages are sold, it results in significant incremental revenue and gross profit margin per funeral service compared to non-Dignity sales due to the comprehensive product and service offerings they provide. A Dignity funeral package generates on average approximately $2,800 more than non-Dignity funeral sales. A Dignity cremation service package generates approximately $1,700 more than non-Dignity cremation sales. We believe we can increase the selection rate of Dignity packaged plans through improved merchandising strategies that place less emphasis on traditional funeral merchandise and more focus on the comprehensive product and service offerings unique to Dignity Memorial® providers.

     We are also beginning to use more contemporary marketing strategies within our cemetery segment. Initiatives are underway to employ a tiered-product strategy that emphasizes a wide range of product offerings versus only grave spaces. Special emphasis is being placed on the development of high-end cemetery property projects such as private family estates. As of April 2004, this tiered-product strategy had been implemented in less than 15% of the more than 400 cemeteries that we own and we believe this initiative will be a key driver of cemetery revenue growth in 2004 and 2005.

     To grow core revenues and profits, we believe we must address the growing trend toward cremation. We believe a successful cremation strategy is built on product differentiation, personalization and simplicity. Along with the sale of Dignity Memorial® cremation plans, we are also developing new displays to be used in the arrangement process that clearly explain the products and services available to cremation consumers. Within the cemetery segment, we are promoting cremation gardens, which are separate sections located within certain of our cemeteries where cremated remains can be permanently placed and that contain other unique memorialization products. We continue to develop and expand our national brand, National Cremation®, which targets the direct cremation consumer. And finally, comprehensive training programs are being developed to support and drive these key initiatives, as well as to focus on creating a personal and meaningful experience for the cremation consumer.

Increasing Market Share

We believe that SCI has unique opportunities to grow market share due to its size and geographic diversity. We believe that a national brand will provide us access to new customers over the long term due to an increasingly mobile society in North America. Our centralized marketing effort will utilize information from our broad customer databases to determine geographic, demographic and lifestyle information about our consumers in order to promote awareness of the Dignity Memorial® brand name, our local names, and our provider network in the most efficient and effective manner. In addition, we will continue to capitalize on our nationwide network of providers to develop affinity relationships with large groups of individuals to whom we could market our products and services including employers, social organizations and insurance companies. Our most strategic affinity partnership today is with the Veterans of Foreign Wars and Ladies Auxiliary whose membership exceeds two million. Over the longer term, we believe these types of groups can be key influencers in the funeral home selection process.

     In addition to reducing costs, our new management structure is intended to have our strongest business leaders driving results in each of our markets. Under the new structure, many of the administrative and financial functions are now handled by support centers and the geographical scope of responsibility and accountability for business leaders has been narrowed. We believe this allows our market leaders to have a greater focus on developing people, growing market share and improving profitability in their respective markets.

     We are also targeting expansion through acquisition or construction in the top 150 markets in North America where probable investment returns will exceed our cost of capital. We will focus future growth capital deployment in the major metropolitan markets where there are large population bases and where multiple businesses are more conducive to clustering and contemporary marketing strategies and where it is easier to attract quality management. Over the longer term, the potential for a franchise opportunity exists for further expansion in the smaller markets. In a franchise relationship we could recruit independent funeral providers to join the Dignity Memorial® network and earn fees for a comprehensive range of services that we could provide to the franchisee – all at very little or no capital cost to us.

Critical Accounting Policies and Accounting Changes

Our consolidated financial statements are impacted by the accounting policies used and the estimates and assumptions made by management during their preparation. Estimates and assumptions affect the carrying values of assets and liabilities and disclosures of contingent assets and liabilities at the balance sheet date. Actual results could differ from such estimates due to uncertainties associated with the methods and assumptions underlying our critical accounting measurements. The following discussion of our critical accounting policies and estimates should be read in conjunction with our annual report filed on Form 10-K for the year ended December 31, 2003 which has been updated in our Current Report on Form 8-K filed September 2, 2004.

Variable Interest Entities

In January 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin (ARB) No. 51.” This interpretation clarifies the application of ARB No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. In December 2003, the FASB revised FASB Interpretation No. 46 (FIN 46R).

     We implemented FIN 46R as of March 31, 2004, which resulted in the consolidation of our preneed funeral and cemetery merchandise and service trusts and our cemetery perpetual care trust funds. No cumulative effect of an accounting change was recognized as a result of the implementation of FIN 46R, as it relates to the consolidation of our trust funds. This implementation was as of March 31, 2004, and only affected our consolidated balance sheet. The implementation of FIN 46R will affect certain line items on our statement of operations in future periods as described below, however, we believe the overall effect on the statement of operations will be neutral.

     Although FIN 46R requires consolidation of the merchandise and service and perpetual care trusts, it does not change the legal relationships among the trusts, the Company and its customers. In the case of merchandise and service trusts, the customers are the legal beneficiaries. In the case of cemetery perpetual care trusts, we do not have a legal right to the perpetual care trust assets. For these reasons, we have recognized non-controlling interests in our financial statements to reflect third party interests in these trust funds that have been consolidated.

     Both the merchandise and services trusts and the cemetery perpetual care trusts hold investments in marketable securities which have been classified as available-for-sale. These investments are reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of Accumulated other comprehensive loss in our consolidated balance sheet pursuant to the provisions of SFAS 115. Unrealized gains and losses attributable to the non-controlling interest holders are reclassified from Accumulated other comprehensive loss to Non-controlling interest in perpetual care trusts in our consolidated balance sheet. Unrealized gains and losses attributable to the Company, but that have not been earned through the performance of services or delivery of merchandise are reclassified from Accumulated other comprehensive loss to deferred revenues.

     Beginning after March 31, 2004, we will recognize realized earnings of the merchandise and service trusts and cemetery perpetual care trusts within Other income, net. We will recognize a corresponding expense within Other income, net equal to the realized earnings of these trusts attributable to the non-controlling interest holders. We will also recognize a similar expense for realized earnings of the trusts attributable to the Company (the corresponding credit to Deferred preneed funeral or cemetery revenues), when such earnings have not been earned through the performance of services or delivery of merchandise. In the case of merchandise and service trusts, we will recognize as revenues amounts attributed to the non-controlling interest holders and the Company, upon the performance of services and delivery of merchandise, including realized earnings accumulated in these trusts. In the case of cemetery perpetual care trusts, we will recognize investment earnings in cemetery revenues when such earnings are realized and distributable, and are intended to defray cemetery maintenance costs.

     For more detailed discussions of our accounting policies after the implementation of FIN 46R, see notes four through seven to the consolidated financial statements included in this Form 8-K.

Insurance Funded Preneed Insurance Contracts

We have changed our method of accounting for insurance funded preneed contracts as we have concluded that our insurance funded preneed funeral contracts are not assets and liabilities as defined by Statement of Financial Accounting Concepts No. 6, “Elements in Financial Statements.” Therefore, we have removed from our consolidated balance sheet amounts relating to insurance funded preneed funeral contracts previously recorded in Preneed funeral receivables and trust investments and Deferred preneed funeral revenues which at December 31, 2003, were approximately $3.5 billion. The removal of these amounts did not have an impact on our consolidated stockholders’ equity, results of operations or cash flows. See note four to the consolidated financial statements included in this Form 8-K for additional information on insurance related preneed funeral balances.

Pension Plans

Effective January 1, 2004, we changed the accounting for gains and losses on our pension plan assets and liabilities. In 2004, we began recognizing such gains and losses in our consolidated statement of operations during the year in which they occur. Prior to January 1, 2004, we amortized the difference between actual and expected investment returns and actuarial gains and losses over seven years (except to the extent that settlements with employees required earlier recognition). We believe the change is preferable as the new method of accounting better reflects the economic nature of our pension plan and recognizes gains and losses on the pension plan assets and liabilities in the year the gains and losses occur. As a result of this accounting method change, we recorded a charge for the cumulative effect of the change in accounting principle of $33.6 million (net of $21.3 million of deferred taxes) as of January 1, 2004. This amount represents accumulated unrecognized net losses related to the pension plan assets and liabilities.

     Under our new accounting method, our pension expense in future periods may be more volatile as this method accelerates recognition of actual experience. In addition, for our interim financial statements, we are recording net pension expense reflecting estimated returns on plan assets and obligations. Upon completion of our annual remeasurement during the fourth quarter, we will recognize actual gains and losses on plan assets and obligations. Therefore, pension expense during the fourth quarter could be different than amounts recorded in interim periods.

     Our pension costs and liabilities are actuarially determined based on certain assumptions, including expected long-term rates of return on plan assets and the discount rate used to compute future benefit obligations. As our pension plans have been frozen, participants do not earn additional benefits from additional years of service and we do not incur new service costs subsequent to 2000. The key drivers of pension cost are the discount rate used to determine the projected benefit obligation, the related interest cost and the rate of return on plan assets.

Discount Rate - It is our policy to use a discount rate comparable to rates of return on high-quality fixed income investments available and expected to be available during the period to maturity of the Company’s pension benefits. The discount rate used to determine the present value of the obligation is adjusted annually based on prevailing interest rates as of the measurement date, which is September 30. In 2003, we lowered the discount rate used to determine the pension obligation from 7.00% to 6.25% based on the lower interest rate environment. For our interim 2004 estimates, we are using a discount rate of 6.25%.

Return on Plan Assets – In 2003, we used a 9.0% assumed rate of return on plan assets as a result of a high allocation of equity securities within the plan assets. At December 31, 2003, 74% of the plan assets were equity securities with the remaining 26% of plan assets being represented by fixed income securities. Pursuant to the $20 million voluntary infusion of funds into the plan in March 2004, we rebalanced the plan assets to have a lower percentage invested in traditional equity securities and fixed income securities and instead incorporate investments in hedge funds. As of March 31, 2004, approximately 50% of plan assets were invested in core diversified and market neutral hedge funds, 35% of the plan assets were equity securities and the remaining 15% of plan assets were fixed income securities. We believe that this reallocation will reduce the volatility with limited reduction of returns. For our interim 2004 estimates, we assumed an 8.0% rate of return on plan assets. Every one percentage point variance from the actual return to the assumed rate of 8.0% will generate an experience gain or loss of $0.9 million.

Results of Operations

In the following discussion of results of operations, certain prior year amounts have been reclassified to conform to the current period financial presentation with no effect on previously reported net income, financial condition or cash flows.

     In the first quarter of 2004, total consolidated revenues grew $7.3 million to $586.1 million led by increases in North America funeral and cemetery businesses which helped to offset declines internationally as a result of the joint venture of our funeral operations in France completed on March 11, 2004. Consolidated gross profits declined $1.9 million to $113.1 million in the first quarter of 2004 compared to same period in 2003. Improvements in our North America operations were more than offset by declines from the joint venture of our French businesses.

     Net income was $28.5 million or $.09 per diluted share in the first quarter of 2004 compared to $44.1 million or $.14 per diluted share in the first quarter of 2003.

     Income in the first quarter of 2004 was negatively impacted by a charge of $48.1 million (including an income tax benefit of $21.3 million) or $.14 per diluted share for the cumulative effect of accounting changes related to the implementation of FIN 46R and changes in pension accounting. For additional information regarding these accounting changes, see note three to the consolidated financial statements included in this Form 8-K.

     Income in the first quarter of 2004 was negatively impacted by litigation related expenses, net of amounts to be funded directly into escrow by our insurance carriers, of $35.0 million on a pretax basis ($22.0 million aftertax) or $.06 per diluted share related to the proposed settlement of the securities class action litigation announced on April 20, 2004. For additional information regarding this lawsuit, see note twelve to the consolidated financial statements included in this Form 8-K.

     Income in the first quarter of 2004 included gains on dispositions of $35.6 million ($51.6 million aftertax including tax benefits realized) or $.14 per diluted share. Income in the first quarter of 2003 included gains on dispositions of $9.3 million ($5.9 million aftertax) or $.02 per diluted share. For further information see note fifteen to the consolidated financial statements in Item 1 of this Form 10-Q.

     Income in the first quarter of 2004 included other income of $4.5 million ($2.7 million aftertax) or $.01 per diluted share related to interest income on a note receivable from a United Kingdom company in which we own a minority equity investment and as more fully described in note fifteen to the consolidated financial statements in Item 1 of this Form 10-Q.

North America Comparable Operating Results

The following table summarizes the North America comparable operating results for the first quarters of 2004 and 2003. Comparable North America operations represented approximately 76% of consolidated revenues and approximately 89% of consolidated gross profits during the first quarter of 2004. Comparable financial information excludes operations that have been divested, acquired or constructed during the period January 1, 2003 to March 31, 2004, and are meant to be reflective of “same store” results of operations.

	Three Months Ended March 31,
	2004	2003	Increase (Decrease)	Percentage
Funeral
Revenues	$304.9	$293.7	$11.2	3.8%
Gross Profits	$76.8	$69.9	$6.9	9.9%
Gross Margin	25.2%	23.8%
Funeral Services Performed	70,850	68,483	2,367	3.5%
Average Revenue Per Funeral Service	$4,175	$4,124	$51	1.2%
Cemetery
Revenues	$142.8	$132.8	$10.0	7.5%
Gross Profits	$23.7	$25.5	$(1.8)	(7.1)%
Gross Margin	16.6%	19.2%

     In millions, except funeral services performed and average revenue per funeral service

North America Funeral

The funeral segment produced solid results in the first quarter, which is seasonally our strongest quarter. Funeral revenues increased $11.2 million or 3.8% in the first quarter of 2004 compared to 2003 led by increases in the number of funeral services performed and an increase in the average revenue per funeral service. The number of comparable funeral services performed during the first quarter of 2004 increased 3.5% over the first quarter of 2003, representing our second consecutive quarter of increased volume. Contributing to the recent increase in the number of funeral services performed was an increase in deaths caused by pneumonia and influenza which were above epidemic threshold levels in late December 2003 and early January 2004. The increase in the first quarter of 2004 is also due to weak comparable volume levels in first quarter of 2003 as reported by our company and others in the industry. The average revenue per funeral service grew 1.2% to $4,175 in the first quarter of 2004 compared to $4,124 in the first quarter of 2003. Of the total comparable funeral services performed, approximately 39% were cremation services in both periods.

     During the first quarter of 2004, approximately 16.7% of the total funeral consumers served selected a Dignity Memorial® packaged plan compared to 16.0% in the first quarter of 2003. Dignity Memorial funeral and cremation packaged plans are designed to simplify the customer decision-making process and provide savings and value to consumers through unique products and services which have traditionally not been available through funeral service locations. In addition to improving customer satisfaction levels as measured by independent surveys, these packages also generate significant incremental revenue per funeral service compared to non-Dignity sales due to the comprehensive value-added offerings they provide. For further information about initiatives centered on our national brand, Dignity Memorial® , see The Path to Growth included in this Form 8-K.

     Funeral gross profits increased $6.9 million or 9.9% during the first quarter of 2004. The gross margin percentage improved to 25.2% versus 23.8% in the prior year quarter and exceeded our targeted gross margin range for the full year 2004 of 20% to 24%. This improvement in gross profits is primarily due to the increase in revenues associated with more funeral services performed and a higher average revenue per funeral service.

North America Cemetery

North America cemetery revenue increased $10.0 million or 7.5% in the first quarter of 2004. Of the total revenue increase of $10 million, approximately $6.4 million was associated with increases in atneed cemetery revenue due to higher levels of property sales, marker deliveries and service fees; approximately $1.6 million was related to increased recognized preneed cemetery revenue due to increases in property sales which helped to offset declines in marker deliveries and service fees; and approximately $2.0 million was associated with an increase in perpetual care trust fund earnings.

     Cemetery gross profits for the quarter declined $1.8 million or 7.1%. The cemetery gross margin percentage of 16.6% was on the high end of our guidance range for 2004 of 13% to 17% and well ahead of the 9.0% gross margin percentage reported in the fourth quarter of 2003. The decrease in gross profits compared to the first quarter of 2003 is primarily due to temporary increases in selling costs related to the new compensation structure for preneed sales counselors. Sales counselors can now receive a portion of sales compensation through a draw with the opportunity to earn a bonus if certain sales targets are achieved versus the historical compensation model that was based solely on commissions. We believe this new program will help us to recruit and retain a higher quality sales force over the longer term. During the initial phases of this program, we are incurring more fixed costs compared to historical periods as we recruit and train new salespeople. As the program matures, we believe that our selling costs will correlate more favorably with preneed sales production levels.

International Operations

On March 11, 2004, we completed a joint venture transaction of our funeral operations in France. In addition to maintaining a 25% share of the total equity capital of the newly formed entity, we received net cash proceeds of $287.9 million and a note receivable in the amount of EUR 10 million. As a result of the transaction, we recognized a pretax gain of $12.6 million. Revenues and gross profits from funeral operations in France were $127.3 million and $11.6 million, respectively, in the first quarter of 2004 reflecting our ownership of these businesses through March 11, 2004. In the three months ended March 31, 2003, revenues and gross profits from funeral operations in France were $135.4 million and $18.7 million, respectively. For further information regarding the sale of France, including pro forma financial information, see our Form 8-K filed on March 24, 2004.

General and Administrative Expenses

In the first quarter of 2004, general and administrative expenses were $51.0 million and included $35.0 million of litigation expenses, net of $30.0 million to be funded directly into escrow by our insurance carriers, associated with the recently announced settlement of the securities class action lawsuit pending against the Company since January 1999. Excluding this net litigation expense, general and administrative expenses were $16.0 million in the first quarter of 2004 compared to $21.4 million in the first quarter of 2003. The decrease of $5.4 million is predominantly associated with reduced system amortization costs. Included in the first quarter of 2003 was $4.6 million of accelerated amortization expense related to existing system costs that is not included in 2004. In 2002, we made the decision to implement new information systems and, therefore, accelerated the amortization of our existing systems. These accelerated amortization costs ceased in the third quarter of 2003 when amortization of the new systems commenced.

     In addition to general and administrative expenses, there are two other components of overhead costs in North America: home office overhead and field overhead. These overhead costs are allocated to funeral and cemetery operations in North America. Home office and field overhead costs totaled $30.6 million in the first quarter of 2004 compared to $38.0 million in the same period of 2003 representing a decrease of $7.4 million or 19.5%. This decline in costs is due to an improved management structure, and reduced expenses associated with various outsourcing programs and new information systems.

Other Income and Expenses

In the first quarter of 2004, we recognized a net pretax gain of $35.6 million predominantly related to gains from the joint venture of our French funeral operations and the adjustment to a note receivable associated with a United Kingdom company to it realizable value. These gains in the first quarter of 2004 were partially offset by net losses associated with the dispositions of funeral and cemetery businesses in North America.

     As a result of the joint venture transaction in France on March 11, 2004, we recorded a pretax gain of $12.6 million in the first quarter of 2004 and also realized tax benefits of approximately $25 million which significantly lowered our effective tax rate.

     Subsequent to March 31, 2004, we sold the majority of our equity holdings in a United Kingdom funeral and cemetery company in a public offering transaction and collected an associated note receivable for total proceeds of $48.5 million. In the second quarter of 2004, we will record a pretax gain of approximately $8.6 million related to the sale of approximately 79% of our equity investment in the United Kingdom company. In the first quarter of 2004, as a result of collecting the note receivable, $27.2 million was recognized as a credit to adjust the carrying amount of the note receivable to its realizable value. We also realized interest income of $4.5 million in Other income, net, in the first quarter of 2004, associated with accrued interest on the note receivable.

     Interest expense continued to decline during the quarter reflecting the success we have had in reducing outstanding debt. Interest expense was $3.6 million lower in the first quarter of 2004 compared to the first quarter of 2003.

     Other income increased $3.0 million to $7.6 million during the first quarter of 2004 compared to prior year quarter. This increase is primarily due to interest income realized of $4.5 million associated with the collection of the note receivable from the United Kingdom company as described above.

     The consolidated effective tax rate in the first quarter of 2004 was a benefit of 6.1% compared to an expense of 37.3% in the first quarter of 2003 due to tax benefits realized from the joint venture of our business in France in March 2004. The tax rate for the Company, exclusive of the France tax benefit, was 28.8% for the first quarter of 2004. The effective tax rate in the second quarter of 2004 is expected to be in the range of 0% to 5% due to tax benefits realized from the sale of our investment in the United Kingdom company in April 2004. The effective tax rates in the third and fourth quarters of 2004 are expected to return to normal levels of approximately 33% to 35%.

Financial Condition, Liquidity and Capital Resources

Our primary financial objectives are to continue to improve our financial flexibility by generating strong cash flows, completing remaining asset sales or joint ventures, and further reducing debt. We have a goal of achieving specific ratings with the credit rating agencies. At March 31, 2004, our long-term debt was rated “BB-” by Standard and Poor’s and “B1” by Moody’s Investors Service. Our targeted rating from Standard and Poor’s is “BB” and from Moody’s Investors Service a “Ba2”. Our financial condition continues to improve as demonstrated by the following trend in our cash and debt balances (in millions):

(In millions)

	March 31,	December 31,
	2004	2003	2002	2001
Cash and cash equivalents	$498.9	$239.4	$200.6	$29.3
Total debt	1,681.5	1,701.9	1,974.4	2,522.0

Total debt less cash	$1,182.6	$1,462.5	$1,773.8	$2,492.7

     Total debt less cash and cash equivalents at March 31, 2004 was $1,182.6 million, representing the lowest levels in our company since 1994. Total debt has been reduced by $840.5 million or 33% since December 31, 2001. This reduction is a result of strong operating cash flows including the receipt of tax refunds of approximately $152 million and a successful asset divestiture and joint venture program that produced almost $800 million of net cash proceeds.

Cash Flow

We believe our ability to generate cash from operations to reinvest in our business is one of our fundamental financial strengths. The following table summarizes our cash flow results for the three months ended March 31, 2004 and 2003:

	Three months ended
	March 31,
(In millions)	2004	2003
Cash flows from operating activities	$88.6	$183.3
Cash flows from investing activities	$173.3	$5.6
Cash flows from financing activities	$(2.6)	$(238.0)

     In the first quarter of 2004, we continued to increase our cash balance. Along with our operating cash flows of $88.6 million, we received approximately $287.9 million in net cash proceeds from our joint venture of our France operations. Partially offsetting these items was our $100 million payment into escrow to settle certain litigation matters in Florida. As a result, our cash and cash equivalents balances grew by $259.5 million during the first quarter of 2004 to a balance of $498.9 million at March 31, 2004. Our cash balance at March 31, 2004 does not reflect a $25 million receivable from our insurance carriers related to the settlement of the litigation matters in Florida.

     Highlights from our cash flow results for the three months ended March 31, 2004 and 2003 are as follows:

     Operating Activities – Cash flows from operating activities declined by approximately $94.7 million primarily due to the receipt of a $94.5 million tax refund in 2003, a voluntary cash contribution to the pension plan in 2004, and reduced operating cash flows from France partially offset by a reduction in interest payments and working capital improvements in North America operations. We made a $20 million voluntary cash contribution to our frozen cash balance pension plan in March 2004. This plan is frozen with no more benefits accreting to participants except interest. Operating cash flows from France were $18.3 million during the period ended March 11, 2004 compared to $20.2 million for the three months ended March 31, 2003. For the full year 2003, operating cash flows from France were approximately $33 million. Cash interest payments were $10.6 million in the first quarter of 2004 compared to $16.8 million during the first quarter of 2003.

     Investing Activities – Cash flows from investing activities improved by $167.7 million primarily due to the joint venture of France and reduction in capital expenditures by our France operations partially offset by the $100 million escrow deposit related to certain litigation matters in Florida and reduced proceeds from our North America divestiture program of $20.6 million. In March 2004, we completed the joint venture of our funeral operations in France. In addition to maintaining a 25% share of the total equity capital of the newly formed entity, we received net cash proceeds of approximately $287.9 million. Capital expenditures by our France operations for the period ending March 11, 2004 declined to $2.8 million from $7.6 million during the three months ended March 31, 2003 primarily due to an interruption in the vehicle purchase program.

     Financing Activities – Cash flows from financing activities improved by $235.4 million primarily due to significant debt reductions during the first quarter 2003. In March 2004, in connection with the joint venture of our operations in France, debt was reduced by approximately $24 million for capital lease obligations related to vehicles in France. As this debt reduction is associated with the joint venture divestiture transaction, it is a component of investing activities. Along with scheduled maturities of $76.3 million during the three months ended March 31, 2003, we purchased debt in the open market with funds collected during that period from tax refunds, proceeds from asset sales and cash flow from operations.

Liquidity

We believe we have sufficient liquidity and that our financial condition is sound. As of March 31, 2004, we had a cash balance of approximately $499 million plus approximately $113 million of availability under a $185 million bank credit facility. We have no cash borrowing under this credit facility, but we have issued approximately $72 million of letters of credit under the facility. The maturity schedule for outstanding senior public notes due in the near and intermediate term is as follows:

	Outstanding at
(In millions)	April 30, 2004	March 31, 2004
7.375% senior notes due April 2004	—	$111.2	*
8.375% senior notes due December 2004	$50.8	$50.8
6.0% senior notes due December 2005	$72.5	$272.5
7.2% senior notes due June 2006	$150.0	$150.0

*Has been subsequently paid pursuant to terms.

     Our cash and cash equivalents balance increased to $498.9 million at March 31, 2004 from $239.4 at December 31, 2003. This $259.5 million increase primarily resulted from $287.9 million in net cash proceeds from the joint venture divestiture transaction of our France operations and $88.6 million in operating cash flows partially offset by a $100 million escrow deposit related to certain litigation matters in Florida and $17.7 million in capital expenditures. During the first quarter of 2004, our total debt declined by approximately $20.5 million primarily due to a $24 million reduction in capital lease obligations associated and divested with our French operations. Total debt less cash and cash equivalents declined by $280.0 million during the three months ended March 31, 2004.

     During April 2004, we executed a series of transactions to further strengthen our capital structure. In April 2004, we successfully completed a private offering of $250 million principal amount of 6.75% notes due 2016 and received net cash proceeds of approximately $243 million. Including the premium, $210 million of the net cash proceeds was applied to the early retirement of $200 million of our 6% notes due 2005. Also in April 2004, as required by the terms of the agreement, we repaid the remaining $111.2 million of our 7.375% notes due 2004. With these transactions, we have significantly extended our debt maturity schedule. Following a successful public offering transaction of the United Kingdom company, our cash balances were further supplemented by receipt of $48.5 million in the second quarter (including $41.3 million in April 2004) as payment of our note receivable, including accrued interest, and the sale of a majority of our equity investment. These transactions resulted in an approximate $68.2 million decline of total debt and, to a lesser extent, a $29.7 million decline in our cash balance. Our debt and cash and cash equivalent balances at April 30, 2004 were approximately $1.614 billion and $457 million, respectively.

     On April 20, 2004, we announced that the Company had entered into a memorandum of understanding representing a proposal to settle our securities class action lawsuit originally filed in 1999. The terms of the proposed settlement call for the Company to cause to be created a settlement fund in May 2004 totaling approximately $65 million in settlement of the claims. We expect to deposit $35 million into escrow in May 2004, as the Company and its insurance carriers have also entered into an agreement providing for the payment by the Company’s insurance carriers of $30 million towards this settlement.

     In addition to making significant reductions in debt balances, our focus on our core operations has led to strong cash flows from operations. We believe that our increasing trend in operating cash flows not only gives us adequate means to meet the near and intermediate term debt obligations but also allows us to explore other potential uses of cash. Excluding a tax refund of $94.5 million and disbursements of $27.1 million (net of insurance recoveries) related to resolve certain litigation matters in 2003, cash flows from operations for the full year 2003 were $306.7 million. This trend of strong operating cash flows continues in 2004 with first quarter 2004 operating cash flows of $88.6 million. Based upon our first quarter performance we believe we will be within our guidance range for operating cash flows for the full year 2004 of $270 million to $310 million.

     Our available cash could be used for the potential redemption of our 6.75% convertible subordinated Notes due 2008, which would further strengthen our financial position. We expect to generate cash flows in the next several years above our operating and financing needs. We believe that this financial flexibility now allows us to consider investments or capital structure related transactions that will enhance shareholder value including the possibility of acquisitions, dividends and share repurchases (subject to restrictions in our debt agreements).

Preneed Funeral and Cemetery Activities

In addition to selling our products and services to client families at the time of need, we believe an active funeral and cemetery preneed program, which complements our framework for long-term growth, can increase future market share in our service markets. Preneed arrangement is a means through which a customer contractually agrees to the terms of a funeral service, cremation service, and/or cemetery burial interment right, merchandise or cemetery service to be performed or provided in the future (that is, in advance of when needed or “preneed”).

Preneed Funeral Activities

Since preneed funeral services or merchandise will not be provided until some time in the future, most states and provinces require that all or a portion of the funds collected from customers on preneed funeral contracts be protected for the benefit of the customer pursuant to applicable law. Some or all of the funds may be required to be placed into trust accounts, or a surety bond may be posted in lieu of trusting (collectively “trust funded preneed funeral contracts”). Alternatively, where allowed, customers may choose to purchase a life insurance or annuity policy from third party insurance companies to fund their preneed funeral (“insurance funded preneed funeral contract”). Only certain of these customer funding options may be applicable in any given market we serve.

     The contract amounts associated with unfulfilled insurance funded preneed funeral contracts are not reflected on our consolidated balance sheet. However, when customers enter into a trust funded preneed contract, we record an asset, Preneed funeral receivables and trust investments and a corresponding obligation, Deferred preneed funeral revenues in our consolidated balance sheet for the contract price. The funeral revenues are deferred and will not be recognized in the consolidated statement of operations until the funeral services are performed or the merchandise is delivered. While some customers may pay for their contract in a single payment, most preneed funerals are sold on an installment basis over a period of one to seven years. On these installment contracts, we receive, on average, a down payment at the time of sale of approximately 11%. Historically, the majority of our preneed funeral trust contracts have not included a finance charge.

     Trust Funded Preneed Funeral Contracts: Where the applicable law requires that all or a portion of the funds collected from preneed funeral contracts be placed in trust accounts, the funds deposited into trust are invested by the independent trustees in accordance with the investment guidelines established by statute or, where the prudent investor rule is applicable, the guidelines established by our Investment Committee. The trustees utilize professional investment advisors to select and monitor the money managers that make the individual investment decisions in accordance with the guidelines. We retain any funds above the amounts required to be deposited into trust accounts and use them for working capital purposes, generally to offset the selling and administrative costs of the preneed programs. Applicable law governs the timing of the required deposits into the trust accounts, which generally ranges from five to 45 days after receipt of the funds from the customer.

     The trust investments are expected to generate earnings sufficient to offset the inflationary costs of providing the preneed funeral services and merchandise in the future for the prices that were guaranteed at the time of sale. As a result of the adoption of FIN 46R, the preneed funeral trust assets have been consolidated and are recorded in our consolidated balance sheet at market value in accordance with SFAS 115. Investment earnings on trust assets are generally accumulated in the trust and distributed as each preneed contract is either utilized upon the death of, or cancelled by, the customer. However, in certain states, the trusts are allowed to distribute a portion of the investment earnings to us prior to that date. Once the preneed contract matures, any investment earnings attributed to the individual preneed funeral contract are recognized in funeral revenues in the consolidated statement of operations. See the Critical Accounting Policies and Accounting Changes included in this Form 8-K for additional information regarding the implementation of FIN 46R.

     Direct selling costs incurred pursuant to the sales of trust funded preneed funeral contracts are deferred and included in Deferred charges and other assets in the consolidated balance sheet. The deferred selling costs are expensed in proportion to the corresponding trust funded preneed funeral contract revenues when recognized. Other selling costs associated with the sales and marketing of preneed funeral contracts (e.g., lead procurements costs, brochures and marketing materials, advertising and administrative costs) are expensed as incurred. An allowance for cancellation is recorded for trust funded preneed funeral contract deferred selling costs based on historical contract cancellation experience.

     If a customer cancels the trust funded preneed funeral contract, applicable law determines the amount of the refund owed to the customer, including in certain situations the amount of the attributed investment earnings. Upon cancellation, we receive the amount of principal deposited to trust and previously undistributed net investment earnings and pay the customer the required refund. We retain any excess funds and recognize the amounts as funeral revenues in our consolidated statement of operations. In certain jurisdictions, we may be obligated to fund any shortfall if the amounts deposited by the customer exceed the funds in trust. As a result, when realized or unrealized losses of a trust result in trust funded preneed funeral contracts being under-funded, we will assess those contracts to determine whether a loss provision should be recorded. We have not been required to recognize any loss amounts at March 31, 2004 and December 31, 2003.

     Through March 31, 2004, the cash flow activity over the life of a trust funded preneed funeral contract from the date of sale to its death maturity or cancellation is captured in the line item Net effect of preneed funeral production and maturities in the consolidated statement of cash flows. While the contract is outstanding, cash flow is provided by the amount retained from funds collected from the customer and any distributed investment earnings. This is reduced by the payment of trust funded preneed funeral deferred selling costs. The effect of amortizing trust funded preneed funeral deferred selling costs is reflected in Depreciation and amortization in the consolidated statement of cash flows. At the time of death maturity, we receive the principal and undistributed investment earnings from the trust and any remaining receivable due from the customer. This cash flow at the time of service is generally less than the revenue recognized, thus creating a negative effect on working capital cash flow from operating activities.

     In certain situations pursuant to applicable laws, we can post a surety bond as financial assurance for an amount that would otherwise be required to be deposited in trust accounts for trust funded preneed funeral contracts. See the Financial Assurances section within this Financial Condition, Liquidity and Capital Resources section for further details on our practice of posting such surety bonds. We believe the deferred revenues associated with preneed funeral bonded contracts exceed the expected cost of meeting our obligations to provide funeral services and merchandise for the outstanding preneed funeral bonded contracts, and our future operating cash flows will be sufficient to fulfill these contracts without use of the surety bonds.

     If a customer cancels the trust funded preneed funeral contract that has been bonded prior to death maturity, applicable law determines the amount of the refund owed to the customer. Because the funds have not been held in trust, there are no earnings to be refunded to the customer or us. We pay the customer refund out of our operating funds, which reduces working capital cash flow from operating activities.

     The cash flow activity over the life of a trust funded preneed funeral contract that has been bonded from the date of sale to its death maturity or cancellation is captured in the line item Net effect of preneed funeral production and maturities in the consolidated statement of cash flows. The payments received from our customers for their trust funded preneed funeral contracts that have been bonded are a source of working capital cash flow from operating activities until the contracts mature. This is reduced by the payment of deferred selling costs, the premiums to the surety companies for the bond coverage, and refunds on customer cancellations of contracts. When a trust funded preneed funeral contract that has been bonded matures upon the death of the beneficiary, there is no additional cash flow to us unless the customer owed an outstanding balance.

     Insurance Funded Preneed Funeral Contracts: Where permitted, customers arrange their funeral contract by purchasing a life insurance or annuity policy from third party insurance companies, for which we earn a commission for being the general agent for the insurance company. The policy amount of the insurance contract between the customer and the third party insurance company generally equals the amount of the preneed funeral contract. However, we do not reflect the unfulfilled insurance funded preneed funeral contract amounts in our consolidated balance sheet.

     The third party insurance company collects funds related to the insurance contract directly from the customer. The life insurance contracts include increasing death benefit provisions, which are expected to offset the inflationary costs of providing the preneed funeral services and merchandise in the future for the prices that were guaranteed at the time of the preneed sale. The customer/policy holder assigns the policy benefits to our funeral home to pay for the preneed funeral contract at the time of need. Approximately 64% of our 2003 North America preneed funeral production was insurance funded preneed funeral contracts.

     The commission we earn for being the general agent on behalf of the third party insurance companies is based on a percentage per contract sold. These general agency (GA) revenues are recognized as funeral revenues when the insurance purchase transaction between the customer and third party insurance provider is completed. Direct selling costs incurred pursuant to the sale of insurance funded preneed funeral contracts are expensed as incurred.

     Additionally, we may receive cash overrides based on achieving certain dollar volume targets of life insurance policies sold as a result of marketing agreements entered into in connection with the sale of our insurance subsidiaries in 2000. These overrides are recorded in Other income, net in the consolidated statement of operations.

     If a customer cancels the insurance funded preneed funeral contract prior to death maturity, the insurance company pays the cash surrender value under the insurance policy directly to the customer. If the contract was outstanding for less than one year, the insurance company charges back the GA revenues and overrides we received on the contract. An allowance for these chargebacks is included in the consolidated balance sheet based on our historical chargeback experience.

     The cash flow activity over the life of an insurance funded preneed funeral contract from the date of sale to its death maturity or cancellation is captured in the consolidated statement of cash flows as cash flows from operating activities within our funeral segment. While the unfulfilled insurance funded preneed funeral contracts are not included in the consolidated balance sheet, they are included in funeral trade accounts receivable and funeral revenues when the funeral service is performed. Proceeds from the life insurance policies are used to satisfy the receivables due. The cash flow activity associated with these contracts generally occurs at the time of sale, where the GA revenues received net of the direct selling costs provide a net source of cash flow, and at death maturity, where the insurance proceeds (including increasing death benefit) less the funds used to provide the funeral goods and services provide a net source of cash flow. If the cancellation occurs within the one year following the date of sale, our cash flow is reduced by the charge-back of GA revenues and overrides.

     The table below details the North America results of trust and insurance funded preneed funeral production for the three months ended March 31, 2004 and 2003, the related deferred selling costs incurred to obtain the trust funded preneed arrangements and the net selling activity associated with insurance funded preneed arrangements included in our consolidated statement of operations. Additionally, the table reflects revenues and previously deferred trust funded preneed funeral contract selling costs recognized in the consolidated statement of operations associated with death maturities of preneed funeral contracts for the three months ended March 31, 2004 and 2003.

	North America
	Funeral
(In millions)	2004	2003
Preneed Production:
Trust	$32.8	$31.1
Insurance (1)	58.2	55.0

Total	$91.0	$86.1

Trust funded preneed funeral deferred selling costs	$3.6	$3.3

Insurance funded preneed funeral selling activity:
GA revenue	$7.9	$7.9
Direct expenses	5.2	5.0

Net activity	$2.7	$2.9

Death Maturity:
Previous preneed production included in current period revenues:
Trust	$46.7	$38.0
Insurance	49.2	51.1

	$95.9	$89.1

Amortization/recognition of trust funded preneed funeral deferred selling costs in current period	$2.5	$2.2

(1)	Amounts are not included in the consolidated balance sheet.

The following table reflects the North America backlog of trust funded deferred preneed funeral contract revenues (including amounts related to Non-controlling interest in funeral and cemetery trusts) at March 31, 2004 and December 31, 2003. Additionally, we have reflected the North American backlog of unfulfilled insurance funded contracts (not included in our consolidated balance sheet) and total North American backlog of preneed funeral contract revenues at March 31, 2004 and December 31, 2003. The backlog amounts presented are reduced by an amount that we believe will cancel before maturity. The preneed funeral deferred selling costs associated with trust funded contracts (net of an estimated allowance for cancellation) are included with preneed cemetery deferred selling costs as a component of Deferred charges and other assets.

	North America
	Funeral
(In millions)	2004	2003
Backlog of trust funded deferred preneed funeral revenues (1)	$1,676.5	$1,606.5
Backlog of insurance funded preneed funeral revenues (2)	$1,935.1	$1,913.5

Total backlog of preneed funeral revenues (total of (1) and (2))	$3,611.6	$3,520.0

Deferred selling costs associated with trust funded deferred preneed funeral revenues	$95.5	$95.4

(1)	Includes amounts reflected as Non-controlling interest in funeral and cemetery trusts in the consolidated balance sheet.

(2)	Insurance funded preneed funeral contracts are not included in the consolidated balance sheet.

Preneed Cemetery Activities

When purchasing cemetery property interment rights, merchandise, and services on a preneed basis, approximately 30% of our consumers choose to pay 100% of the contract at the time of sale. The remaining customers choose to pay for their contracts on an installment basis generally over a period of one to seven years. On these installment contracts, we receive an average down payment at the time of sale of approximately 14%. Historically, the installment contracts have included a finance charge ranging from 3.5% to 15.7% depending on the date sold, the payment period selected, state laws and the payment method (i.e., monthly statement billing or automated bank draft). Unlike trust funded preneed funeral contracts, where the entire purchase price is deferred and the revenue is recognized as one event at the time of death maturity, the revenues associated with a preneed cemetery contract can be recognized as different contract events occur. Preneed sales of cemetery interment rights (cemetery burial property) are recognized when a minimum of 10% of the sales price has been collected and the property has been constructed or is available for interment. With the customer’s direction, which is generally obtained at the time of sale, we can choose to order, store, and transfer title to the customer of their personalized marker merchandise. Upon the earlier of vendor storage of these items or delivery in our cemetery, we recognize the associated revenues and record the cost of sale. For services, personalized marker merchandise where the customer chooses not to elect vendor storage or early delivery to our cemetery, and non-personalized merchandise (such as vaults), we defer the revenues until the services are performed and the merchandise is delivered.

     Because the services or merchandise will not be provided until some time in the future, all or a portion of the proceeds from the sale of preneed cemetery merchandise and services may be required by law to be paid into merchandise and services trusts until the merchandise is delivered or the service is provided. As with trust funded preneed funeral contracts, the funds deposited into trust are invested by the independent trustees in accordance with the investment guidelines established by statute or, where the prudent investor rule is applicable, the guidelines as established by our Investment Committee. The trustees utilize professional investment advisors to select and monitor the money managers that make the investment decisions in accordance with the guidelines. We retain any funds above the amounts required to be deposited into trust accounts and use them for working capital purposes, generally to defray the selling costs of obtaining the contracts. Applicable law governs the timing of the required deposits into the trust accounts, which generally ranges from five to 45 days after receipt of the funds from the customer. In certain situations pursuant to applicable laws, we post a surety bond as financial assurance for a certain amount of the preneed cemetery contract in lieu of placing funds into trust accounts. See the Financial Assurances section within this Financial Condition, Liquidity and Capital Resources section for further details on our practice of posting such surety bonds.

     The trust investments are expected to generate earnings sufficient to offset the inflationary costs of providing the preneed cemetery services and merchandise in the future for the prices that were guaranteed at the time of sale. As a result of the adoption of FIN 46R, the preneed cemetery trust investments have been consolidated in our balance sheet and are recorded at market value in accordance with SFAS 115. Investment earnings on trust assets are generally accumulated in the trust and distributed as each preneed contract item is delivered or cancelled. However, in certain states, the trustees are allowed to distribute a portion of the investment earnings to us before the preneed cemetery service or merchandise item is delivered (“distributable states”). Until delivered or cancelled, any investment earnings are attributed to the individual contract items. Through March 31, 2004, upon service or delivery, we are entitled to the attributed investment earnings (whether distributed or undistributed) and are recognized in our consolidated statement of operations along with the revenues associated with the related contract item. Recognition of the net investment earnings is independent of the timing of the receipt of the related cash flows, but generally will be the same in states that are not distributable states.

     Direct selling costs incurred pursuant to the sales of preneed cemetery contracts are deferred and included in Deferred charges and other assets in the consolidated balance sheet. The deferred selling costs are expensed in proportion to the corresponding revenues when recognized. Other selling costs associated with the sales and marketing of preneed cemetery contracts (e.g., lead procurements costs, brochures and marketing materials, advertising and administrative costs) are expensed as incurred. An allowance for cancellation is recorded for cemetery deferred selling costs based on historical contract cancellation experience.

     If a preneed cemetery contract is cancelled prior to delivery, applicable law determines the amount of the refund owed to the customer, if any, including the amount of the attributed investment earnings. Upon cancellation, we receive the amount of principal deposited to trust and previously undistributed investment earnings and, where required, issue a refund to the customer. We retain any excess funds and recognize the attributed investment earnings (net of any investment earnings payable to the customer) in our consolidated statement of operations. Based on our historical experience, we have included an allowance for cancellation for preneed cemetery contracts in Preneed cemetery receivables and trust investments and Deferred preneed cemetery revenues in our consolidated balance sheet.

     As the preneed cemetery contract merchandise and service items for which we were required to deposit funds to trust are delivered and recognized as revenues, we receive the principal and previously undistributed investment earnings from the trust. There is generally no remaining receivable due from the customer, as our policy is to deliver preneed cemetery merchandise and service items only upon payment of the contract balance in full. This cash flow at delivery is generally less than the revenue recognized, thus creating a negative effect on working capital cash flow from operating activities, especially if we posted a surety bond in lieu of trusting for the preneed cemetery contract merchandise and service items, as there are no funds in trust available for withdrawal.

     The cash flow activity from the date of sale of a preneed cemetery contract (origination) to the date of the recognition of the deferred revenue upon its delivery or cancellation (maturity) is reported in the Net effect of cemetery production and deliveries line item in the consolidated statement of cash flows. Net effect of preneed cemetery production and deliveries is affected by cash flows provided by the amount retained from funds collected from the customer and distributed trust earnings, reduced by the use of funds for the payment of deferred selling costs when the preneed cemetery contracts are originated. The amortization of the cemetery deferred selling costs is included in Depreciation and amortization in the consolidated statement of cash flows.

     The table below details the North America results of total cemetery production that has been deferred for the three months ended March 31, 2004 and 2003 and the related deferred selling costs incurred to obtain the contract items. Additionally, the table reflects previously deferred revenues and previously deferred selling costs recognized in the consolidated statements of operations associated with deliveries/services of cemetery contract items for the three months ended March 31, 2004 and 2003.

	North America
	Cemetery
(In millions)	2004	2003
Deferral:
Total preneed cemetery production	$85.4	$80.5
Total atneed cemetery production	47.7	39.7

Total sales production	133.1	120.2
Less: Preneed property revenue recognized at date of sale (constructed cemetery interment rights where down payment was at least 10% of the sales price)	(29.2)	(25.1)
Less: Preneed property revenue accounted for as deposits held (cemetery interment rights where the down payment was less than 10%)	(10.4)	(8.2)
Less: Atneed property, merchandise and service revenue recognized at time of sale	(36.8)	(33.9)

Deferred preneed cemetery revenues	$56.7	$53.0

Deferred selling costs	$11.6	$9.6

Recognition:
Previously deferred revenue included in current period revenues	$51.6	$50.6

Amortization/recognition of deferred selling costs in current period	$9.2	$7.9

     The following table reflects the total North America backlog of Deferred cemetery contract revenues (including amounts related to Non-controlling interests in funeral and cemetery trusts) and the related preneed cemetery deferred selling costs included in our consolidated balance sheet at March 31, 2004 and December 31, 2003. The backlog amount presented is reduced by an amount that we believe will cancel before maturity. The preneed cemetery deferred selling costs (net of an estimated allowance for cancellation) are included with preneed funeral deferred selling costs as a component of Deferred charges and other assets.

	North America
	Cemetery
(In millions)	2004	2003
Backlog of deferred cemetery revenues (1)	$1,846.6	$1,574.2

Deferred selling costs	$208.1	$204.9

(1)	Includes amounts reflected as Non-controlling interest in funeral and cemetery trusts in the consolidated balance sheet. Additionally, upon implementation of FIN 46R as of March 31, 2004, the Company recorded an increase of $53.5 million to Deferred preneed cemetery revenues in connection with the consolidation of certain cemeteries managed but not owned by the Company.

Financial Assurances

In support of operations, we have entered into arrangements with certain surety companies whereby such companies agree to issue surety bonds on our behalf as financial assurance and/or as required by existing state and local regulations. The surety bonds are used for various business purposes; however, the majority of the surety bonds issued and outstanding have been used to support our preneed funeral and cemetery sales activities. The underlying obligations these surety bonds assure are recorded on the consolidated balance sheet as Deferred preneed funeral revenues and Deferred preneed cemetery revenues. The breakdown of surety bonds between funeral and cemetery preneed arrangements, as well as surety bonds for other activities, is as follows:

(In millions)	March 31, 2004	December 31, 2003
Preneed funeral	$138.6	$125.6
Preneed cemetery:
Merchandise and services	191.7	179.6
Preconstruction	16.3	18.1

Bonds supporting preneed funeral and cemetery obligations	346.6	323.3

Bonds supporting preneed business permits	4.9	4.8
Other bonds	4.5	4.7

Total surety bonds outstanding	$356.0	$332.8

     When selling preneed funeral and cemetery contracts, we intend to post surety bonds where allowed by applicable law, except as noted below for Florida. We post the surety bonds in lieu of trusting a certain amount of funds received from the customer. The amount of the bond posted is generally determined by the total amount of the preneed contract that would otherwise be required to be trusted, in accordance with applicable state law. For the three months ended March 31, 2004 and 2003, we had $11.6 million and $14.2 million, respectively, of cash receipts attributable to bonded sales. These amounts do not consider reductions associated with taxes, obtaining costs, or other costs.

     Surety bond premiums are paid annually and are automatically renewable until maturity of the underlying preneed contracts, unless we are given prior notice of cancellation. Except for cemetery preconstruction bonds (which are irrevocable), the surety companies generally have the right to cancel the surety bonds at any time with appropriate notice. In the event a surety company was to cancel the surety bond, we are required to obtain replacement surety assurance from another surety company or fund a trust for an amount generally less than the posted bond amount. Management does not expect it will be required to fund material future amounts related to these surety bonds because of lack of surety capacity.

     The applicable Florida law that allows posting of surety bonds for preneed contracts expires December 31, 2004; however, it allows for preneed contracts entered into prior to December 31, 2004 to continue to be bonded for the remaining life of those contracts. We elected to change to trust funding as of February 1, 2004. Of the total bonding proceeds we received for the three months ended March 31, 2004 and 2003, approximately $8.5 million and $11.1 million, respectively, were attributable to the state of Florida.